UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2019

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS
Probable Real Estate Acquisition
On May 1, 2019, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement to purchase an office property consisting of three buildings containing an aggregate of 416,463 rentable square feet located on an aggregate of 24.4 acres of land in Alpharetta, Georgia (“Georgia 400 Center”). On April 12, 2019, KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into a purchase and sale agreement to purchase Georgia 400 Center and on May 1, 2019, the Advisor subsequently assigned the purchase and sale agreement, as amended, to the Buyer for $1.0 million, which is the amount of the initial deposit paid by the Advisor. The seller is not affiliated with the Company or the Advisor.
Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $3.0 million of earnest money, which consists of the initial $1.0 million deposit and an additional $2.0 million deposit to be paid on or prior to May 2, 2019.
The contractual purchase price of Georgia 400 Center is $91.0 million plus closing costs. The Company intends to fund the purchase of Georgia 400 Center with proceeds from a mortgage loan and cash on hand.
Georgia 400 Center was built between 1998 and 2001 and is currently 85% leased to 31 tenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: May 1, 2019	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary